FARMERS NEW WORLD LIFE INSURANCE COMPANY

CERTIFIED COPY OFARTICLES OF INCORPORATION

I, Diane C. Davis, President and Chief Executive Officer and I Garrett B. Paddor, General Counsel and Corporate Secretary, certify that the attached is a full, true and correct copy of the Articles of Incorporation of this company, as amended February 27, 2018.

IN WITNESS WHEREOF, I have signed this instrument and affixed the corporate seal of said Corporation this 27th day of February, 2018.

/s/ Diane C. Davis
Diane C. Davis
President and Chief Executive Officer

/s/ Garrett B. Paddor
Garrett B. Paddor General Counsel and Secretary

(Corporate Seal)

FARMERS NEW WORLD LIFE INSURANCE COMPANY

ARTICLES OF INCORPORATION

KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned, Edward J. Cannon, Henry B. Luhn, Edward J. O’Shea, Thomas J. Ennis, Thomas A. E. Lally, Edmund Burke, and John J. Cadigan, citizens of the United States, and residents of the State of Washington, do hereby associate ourselves together under the General Corporation Laws of the State of Washington, and do hereby adopt the following Articles of Incorporation and certify as follows, to-wit:

ARTICLE I 1

The name of this Corporation shall be, and is “Farmers New World Life Insurance Company”.

ARTICLE II 2

The objects for which this Corporation is formed are, and shall be:

To do a general life insurance business including the issuing of policies entitled to participate from time to time in the earnings of the corporation through dividends and including endowments and annuities and to do a general accident insurance and sickness or health insurance business, including insurance against injury, disablement and resulting from sickness and every insurance pertaining thereto, and issue participating life insurance policies, and to have, engage and exercise each and all of the powers which are conferred upon corporations engaged in insurance business of the classes hereinabove specified.

[1]	As amended at the Annual Stockholders Meeting on September 15, 1953.
[2]	As amended at the Annual Stockholders Meeting on April 7, 1992

ARTICLE III 3

The amount of the authorized capital of this Corporation shall be $25,000,000 divided into 25,000,000 shares of capital stock of the par value of $1.00 each.

No holder of any stock of this Corporation shall be entitled, as such, to any preemptive right to subscribe to any new, additional or unissued stock of this Corporation of any class and all such rights are waived by each holder of the stock of the Corporation.

ARTICLE N 7

The time of the existence of this Corporation shall be perpetual and unlimited.

ARTICLE V 5

The principal place of business of this Corporation shall be in King County, Washington.

ARTICLE VI 6 7

The number of Directors of this corporation shall be not less than three (3) nor more than twelve (12) of whom at least three-fourths shall be citizens of the United States. Within the foregoing limitations, the number of Directors shall be prescribed by the By-laws of the corporation.

The authority to make, alter, or repeal By-laws is vested in the Directors, subject to the power of stockholders to change or repeal such Bylaws. Unless otherwise prohibited by law, the Directors shall have authority to make or amend the By-laws of the corporation fixing the qualifications, classifications, terms of office, and compensation of the Directors.

[3]	As amended at the Annual Stockholders Meeting on April 19, 1973.
[4]	As amended at the Annual Stockholders Meeting on September 22, 1910.
[5]	As amended at the Annual Stockholders Meeting on March 28, 1961 and as further amended by written consent of the Sole Shareholder on February 27, 2018 and at the Board of Directors Meeting on February 27, 2018.
[6]	As amended at the Annual Stockholders Meeting on April 7, 1992.
[7]	As amended at the Annual Stockholders Meeting on May 1, 2007.

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